Exhibit 99.1

Cellectar Biosciences Announces $2 Million NCI SBIR Contract for a Phase 2 Clinical Study

Company to Accelerate CLR 131 Research in Multiple Myeloma and Other Hematologic Malignancies

MADISON, Wis., August 3, 2016 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) ("the company"), an oncology-focused biotechnology company, today announced that it has received the second phase of a National Cancer Institute (“NCI”) Fast-Track Small Business Innovation Research (“SBIR”) contract award in the amount of $2 million to support funding of a Phase 2 clinical study of the company’s lead product candidate, CLR 131, for the potential treatment of hematologic malignancies, including multiple myeloma.

“The NCI SBIR contract is important to Cellectar in a variety of ways, ranging from the opportunity to receive non-dilutive funding that will significantly support a Phase 2 clinical study of our lead product candidate, CLR 131, to further advance our understanding of the potential clinical utility of CLR 131 in additional hematologic malignancies with high unmet medical needs, as well as providing further validation of the benefits of our Phospholipid Drug Conjugate (PDC) development program, ” said Jim Caruso, president and CEO of Cellectar Biosciences. “Previous studies have demonstrated that hematologic malignancies are highly sensitive to radiotherapeutics. We anticipate observing the unique clinical benefits iodine–131, a cytotoxic radioisotope, may provide in combination with our cancer-selective delivery vehicle. We are also extremely pleased to be continuing our collaboration with the NCI’s SBIR program, which plays a vital role in the development of novel therapeutics.”

The first phase of the NCI SBIR contract was focused on the pre-clinical development of CLR 125. However, following a comprehensive data review and product development and commercialization analysis, the company determined that the superior strategic approach would be to redeploy the contract to CLR 131, its lead product candidate. Following a review of all the data, both the NCI and the company determined that the second phase of the contract would be optimized through a multi-center, open label, study of CLR 131 in patients with hematologic malignancies.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is actively developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission, including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com